Exhibit 99.1

[FIRST REPUBLIC BANK LETTERHEAD]

March 30, 2003

Wells Fargo Bank Minnesota, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Corporate Trust Services-
Mortgage Loan Pass-Through Certificates,
Series 2002-FRB1

Greenwich Capital Acceptance, Inc.
600 Steamboat Road
Greenwich, CT 06830
Attn: General Counsel

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, CT 06830
Attn: Mortgage Finance Department

RE:	First Republic Bank Mortgage Loan Pass-Through Certificates, Series 2002-FRB1; Officer’s Certificate of the Servicer

Ladies and Gentlemen:

     Pursuant to Section 3.20 of the Pooling and Servicing Agreement with respect to the above-referenced offering, the undersigned officer of First Republic Bank (as “Servicer”) hereby certifies as to the following:

1.	a review of the activities of the Servicer and its performance under the Pooling and Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.	to the best knowledge of the undersigned officer, based on such review, the Servicer has fulfilled all of its material obligations under the Pooling and Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Servicer’s material obligations throughout such period.

Very truly yours,

FIRST REPUBLIC BANK, as Servicer

/s/ Cathy Myers
Cathy Myers Senior Vice President